UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2009 (March 30, 2009)

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, SUITE 1500, SALT LAKE CITY, UTAH	84111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-524-4787

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 27, 2009, Moody’s Investor Service announced that it had downgraded 429 tranches across 89 Trust Preferred collateralized debt obligations, or CDOs. Lockhart Funding, LLC (“Lockhart”), a qualified special purpose entity sponsored by Zions First National Bank (“Zions Bank”), owned six tranches that were impacted by the Moody’s action. Under the terms of the Liquidity Agreement between Lockhart and Zions Bank, Zions Bank today purchased the tranches from Lockhart. These securities had a par value of $512 million. Zions Bank expects it will recognize a fair value loss of approximately $173 million pretax ($107 after-tax) on the transaction. The transaction is expected to reduce the tangible common equity ratio of Zions Bancorporation (“Zions”) by approximately 19 basis points. None of these securities has ever missed a payment.

At December 31, 2008, Lockhart had total assets of approximately $738 million. Subsequent to today’s transaction (and the expiration of corresponding amounts of commercial paper issued by Lockhart), Lockhart has remaining assets of approximately $186 million. These assets consist of approximately $179 million of Small Business Administration loan-backed securities and $7 million in a single CDO. The CDO carries a rating of AA from Standard & Poor’s and Aa2 from Moody’s Investor Service. The assets remaining in Lockhart have an estimated fair value of $180 million.

Due to the dramatically reduced size of Lockhart, Zions expects that maintaining a viable commercial paper funding program for Lockhart will become impossible due to lack of investor interest. Therefore, Zions expects that it will be required to acquire the remaining assets of Lockhart during the second quarter of 2009 and to consolidate Lockhart at that time. Acquisition of these remaining assets by Zions is expected to dilute Zions’ tangible common equity ratio by an additional 1 basis point – for a total of 20 basis points, which is broadly in line with prior guidance.

Additional details regarding Lockhart can be found on pages 96-98 of Form 10-K filed by Zions Bancorporation for the year ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIONS BANCORPORATION

Date: March 30, 2009	By:	/s/ THOMAS E. LAURSEN
Name: Thomas E. Laursen
Title: Executive Vice President and General Counsel